Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2009 FINANCIAL RESULTS

Projects Earnings Per Diluted Share for First Quarter and Fiscal Year 2010

Secaucus, New Jersey – March 10, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the fourth quarter and fiscal year 2009. Results from continuing operations for the fourth quarter and fiscal year periods ended January 30, 2010 and January 31, 2009 are based on The Children’s Place business only. The Disney Store North America (“DSNA”) business has been classified as a discontinued operation in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company’s exit of the business during fiscal year 2008.

Jane Elfers, President and Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “The Children’s Place has a unique and enviable position as the largest pure-play children’s specialty apparel retailer in North America, and the brand brings an unparalleled combination of fashion, value and convenience to the marketplace. I believe the opportunities to expand our business and increase market share are clear.

 “We have been working to identify and begin implementation on five key growth initiatives: (1) strengthening the merchandise; (2) accelerating new store growth with a focus on value centers; (3) optimizing inventory management; (4) sharpening our marketing message and (5) driving e-commerce growth,” Elfers continued. “Over the past two years, the management team has done a great job of strengthening operational efficiencies and managing expenses in a difficult economic environment. This gives us a solid base upon which to build our business going forward.”

Fourth Quarter Financial Results
•	Net sales from continuing operations for the fourth quarter of 2009 were $462.8 million, an increase of 5% compared to $441.5 million for the fourth quarter of 2008.
•	Comparable retail sales were flat in the fourth quarter of 2009 compared to a 1% increase in the fourth quarter of 2008.
•
Income from continuing operations after tax was $34.2 million, or $1.23 per diluted share, in the fourth quarter of 2009, compared to $23.3 million, or $0.79 per diluted share, in the fourth quarter of 2008.

•	The comparability of income from continuing operations between the fourth quarter of 2009 and 2008 is affected by the following transactions:
•
In the fourth quarter of 2009, a tax benefit of $5.5 million in excess foreign tax credits generated by the repatriation of cash and a benefit of $0.3 million, pre-tax, resulting from an accrual reversal related to the settlement of an IRS employment tax audit related to stock options.

•
In the fourth quarter of 2008, an asset impairment charge of $4.9 million, pre-tax, for underperforming stores that had been open for less than two years; income of $0.5 million, pre-tax, from the recovery of legal fees; income of $0.4 million, pre-tax, from transition services provided to the acquirer of the DSNA business; and a tax benefit of $4.5 million from the resolution of a state tax issue.

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PLCE – Fourth Quarter and Fiscal Year 2009 Financial Results

Fourth Quarter Financial Results (cont’d)
•
Excluding these transactions that affect comparability, adjusted income from continuing operations after tax was $28.5 million, or $1.03 per diluted share, in the fourth quarter of 2009, compared to $21.3 million, or $0.72 per diluted share, in the fourth quarter of 2008. Adjusted income from continuing operations is a non-GAAP measure. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of income from continuing operations as reported is included in this press release in Table 3.

•
Net income, including the impact of discontinued operations, was $34.1 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2009, compared to $38.8 million, or $1.31 per diluted share, for the fourth quarter of fiscal 2008.

•	During the fourth quarter of 2009, the Company opened four stores and closed seven.

Fiscal Year Financial Results
•	Net sales from continuing operations for fiscal 2009 increased 1% to $1,643.6 million, compared to $1,630.3 million for fiscal 2008.
•	Comparable retail sales for fiscal 2009 declined 2% following a 5% increase for fiscal 2008.
•	Income from continuing operations after tax was $88.8 million, or $3.09 per diluted share, for fiscal 2009, compared to $73.9 million, or $2.50 per diluted share, for fiscal 2008.
•
Excluding transactions affecting comparability between both years, adjusted income from continuing operations after tax was $75.8 million, or $2.64 per diluted share, for fiscal 2009, compared to $66.0 million, or $2.23 per diluted share, for fiscal 2008. As previously noted, this is a non-GAAP measure which the Company is providing as a supplemental disclosure. A reconciliation of income from continuing operations as reported is included in Table 3.

•	Net income, including the impact of discontinued operations, was $88.4 million, or $3.08 per diluted share, for fiscal 2009, compared to $82.4 million, or $2.79 per diluted share, for fiscal 2008.
•	During fiscal 2009, the Company opened 38 stores and closed eight.

Outlook
While there is still uncertainty in the economic environment, the Company is projecting that earnings per diluted share from continuing operations for fiscal 2010 will be between $2.90 and $3.10, assuming positive low-single digit comparable retail sales. For the first quarter of fiscal 2010, the Company is forecasting that earnings per diluted share from continuing operations will be between $0.85 and $0.90, assuming flat comparable retail sales. Earnings guidance assumes that currency exchange rates will remain where they are today.

Conference Call Information
The Children’s Place will host a conference call to discuss its fourth quarter and fiscal year 2009 results today at 10:00 a.m. Eastern Time.  The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

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PLCE – Fourth Quarter and Fiscal Year 2009 Financial Results

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s apparel.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of January 30, 2010, the Company owned and operated 947 stores and an online store at www.childrensplace.com.

This press release and above referenced conference call may contain certain forward-looking statements regarding future circumstances, including statements relating to our future operating plans and strategies, and forecasts regarding earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, (201) 558-2400 Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Fiscal Year Ended
	Jan 30, 2010	Jan 31, 2009	Jan 30, 2010	Jan 31, 2009

Net sales	$462,835	$441,459	$1,643,587	$1,630,323
Cost of sales	276,987	265,671	984,086	958,510
Gross profit	185,848	175,788	659,501	671,813
Selling, general and administrative expenses	119,217	119,561	455,782	471,302
Asset impairment charge	479	5,410	2,200	6,491
Other costs	-	35	-	213
Depreciation and amortization	18,189	18,258	71,447	71,410
Income from continuing operations before interest and taxes	47,963	32,524	130,072	122,397
Interest (expense), net	(481)	(2,136)	(5,731)	(4,939)
Income from continuing operations before income taxes	47,482	30,388	124,341	117,458
Provision for income taxes	13,325	7,057	35,500	43,523
Income from continuing operations net of income taxes	34,157	23,331	88,841	73,935
Income (loss) from discontinued operations net of income taxes	(47)	15,453	(487)	8,435
Net income	$34,110	$38,784	$88,354	$82,370

Basic income from continuing operations per common share	$1.24	$0.79	$3.12	$2.52
Income (loss) from discontinued operations per common share	(0.00)	0.53	(0.02)	0.29
Basic net income per common share	$1.24	$1.32	$3.10	$2.81
Basic weighted average common shares outstanding	27,436	29,428	28,463	29,307

Diluted income from continuing operations per common share	$1.23	$0.79	$3.09	$2.50
Income (loss) from discontinued operations per common share	(0.00)	0.52	(0.02)	0.29
Diluted net income per common share	$1.23	$1.31	$3.08	$2.79
Diluted weighted average common shares and common shares equivalents outstanding	27,713	29,575	28,707	29,548

Note: All periods presented above reflect the exit of the DSNA business, which has been classified as a discontinued operation in accordance with GAAP. Continuing operations, as presented above, includes the operations of The Children’s Place business only. Numbers may not add due to rounding.

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 30, 2010	January 31, 2009

Current assets:

Cash and investments	$170,492	$226,206
Accounts receivable	16,910	19,639
Inventories	206,227	211,227
Other current assets	63,253	62,518
Total current assets	456,882	519,590

Property and equipment, net	312,801	318,116
Other assets, net	84,377	102,051
Total assets	$854,060	$939,757

Current liabilities:

Revolving credit facility	$-	$-
Short term portion of term loan	-	30,000
Accounts payable	55,547	73,333
Accrued expenses and other current liabilities	89,969	103,662
Total current liabilities	145,516	206,995

Long term portion of term loan	-	55,000
Other liabilities	119,574	129,883
Total liabilities	265,090	391,878

Stockholders’ equity	588,970	547,879

Total liabilities and stockholders’ equity	$854,060	$939,757

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		FFiscal Year Ended
	Jan 30, 2010	Jan 31, 2009	Jan 30, 2010	Jan 31, 2009

Income from continuing operations net of income taxes	$34.2	$23.3	$88.8	$73.9

Transactions affecting comparability pre-tax:
Gains:
Favorable settlement of IRS
Employment tax audit related to stock options	(0.3)	-	(5.0)	-
Net transition services income	-	(0.4)	-	(11.6)
Sale of store lease	-	-	-	(2.3)
Professional fees (income recovery)	-	(0.5)	-	3.1
Expenses:
Proxy contest fees	-	-	2.0	-
Company restructuring fees	-	-	2.9	-
Prepayment of term loan expenses/deferred financing fees	-	-	2.4	-
Impairment charge	-	4.9	0.8	5.1
Aggregate (income) impact of transactions affecting comparability	(0.3)	4.0	3.1	(5.7)
Income tax effect of transactions affecting comparability	0.1	(1.6)	(1.3)	2.3
Excess foreign tax credits from repatriation of cash	(5.5)	-	(10.3)	-
Tax benefit from resolution of IRS income tax audit	-	-	(4.5)	-
Tax benefit from resolution of state tax issue	-	(4.5)	-	(4.5)
Adjusted (gain) impact from transactions affecting comparability	(5.7)	(2.0)	(13.0)	(7.9)
Adjusted income from continuing operations net of income taxes	$28.5	$21.3	$75.8	$66.0
GAAP income from continuing operations per common share	$1.23	$0.79	$3.09	$2.50
Adjusted income from continuing operations per common share	$1.03	$0.72	$2.64	$2.23

Note: Numbers may not add due to rounding